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                                                                      Exhibit 99

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|    PRESS RELEASE    |
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 [LOGO OMITTED]                         PEGASUS ANNOUNCES PROPOSED
   PEGASUS(SM)                       PRIVATE OFFERING OF SENIOR NOTES


         Bala Cynwyd, Pa., December 10, 2001 -- Pegasus Communications Corporation (NASDAQ: PGTV) announced today that its wholly-owned subsidiary, Pegasus Satellite Communications, Inc., subject to market and other conditions, intends to offer approximately $250 million senior notes due January 15, 2010.

         The company expects to use the net proceeds from this offering to retire Pegasus Satellite's interim credit facility, redeem the senior subordinated notes of Pegasus Media & Communications, Inc., a wholly-owned subsidiary, reduce indebtedness under the company's revolving credit loans and for working capital and general corporate purposes.

         These notes will be offered in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to persons outside the United States under Regulation S of the Securities Act. These notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities law. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state.

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|    ABOUT PEGASUS    |
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Pegasus Communications Corporation (http://www.pgtv.com) serves approximately
1.5 million DBS customers in 41 states. Pegasus is the 10th largest cable or satellite provider in the United States and the only publicly traded cable, satellite TV or Internet services company exclusively focused on providing service to rural and underserved areas. Pegasus also offers high speed Internet access via Pegasus Express(SM) powered by DIRECWAY to customers throughout the United States. Pegasus is also a broadcaster operating and/or programming 11 TV stations affiliated with FOX, UPN and The WB networks in 10 states.

Safe Harbor

Certain matters contained in this news release concerning the business outlook, which are not historical facts in this press release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and will be considered forward looking statements. Such forward-looking statements may be identified with words such as "we estimate," "expect," "we predict," "we believe," "we project," "we anticipate" and similar expressions. Pegasus' actual results may differ materially from those expressed or indicated by forward-looking statements. There can be no assurance that these future events will occur as anticipated or that the Company's results will be as estimated. Factors which can affect the Company's performance are described in the Company's filings with the Securities and Exchange Commission, including the Company's 2000 annual report on Form 10-K.


For further information, please contact:
Yolanda Robins (media)
Andrew Smith (investors)
Pegasus Communications
610-934-7000